EXHIBIT 99.1

News Release
TANGER REPORTS THIRD QUARTER 2015 RESULTS
Funds From Operations Per Share Increase 13.5%
Elects David B. Henry to Board of Directors
Greensboro, NC, October 27, 2015, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO") available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 13.5% to $0.59 per share, or $59.4 million for the three months ended September 30, 2015, from $0.52 per share, or $51.7 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015, FFO increased 15.5% to $1.64 per share, or $163.3 million, from $1.42 per share, or $140.6 million for the nine months ended September 30, 2014. Adjusted funds from operations ("AFFO") for the three months ended September 30, 2015 also increased 13.5% to $0.59 per share, or $59.4 million, from $51.6 million for the three months ended September 30, 2014. For the nine months ended September 30, 2015 AFFO increased 13.9% to $1.64 per share, or $163.3 million, from $1.44 per share, or $142.1 million for the nine months ended September 30, 2014. A reconciliation of FFO to AFFO is shown in the table below.

"The third quarter of 2015 was another fantastic quarter for Tanger Outlets, with FFO per share up 13.5% compared to the third quarter of 2014 and $0.02 per share ahead of First Call consensus. Completing the sale of five non-core assets improved the overall quality and long-term growth profile of our portfolio," commented Steven B. Tanger, President & Chief Executive Officer. "In addition, we opened a new outlet center in Grand Rapids, Michigan on July 31, 2015, the third of four new Tanger Outlet Centers that we plan to open this year. We are looking forward to another successful grand opening next month in the Memphis, Tennessee market in Southaven, Mississippi," he added.

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts:	2015	2014	2015	2014
FFO as reported	$59,399	$51,655	$163,315	$140,592
As adjusted for:
Acquisition costs	—	—	—	7
Abandoned pre-development costs	—	—	—	1,596
Casualty gain	—	(329)	—	(329)
AFFO adjustments from unconsolidated joint ventures	—	237	—	237
Impact of above adjustments to the allocation of earnings to participating securities	—	2	—	(31)
Adjusted FFO ("AFFO")	$59,399	$51,565	$163,315	$142,072
Diluted weighted average common shares	99,877	99,003	99,815	98,930
FFO per share	$0.59	$0.52	$1.64	$1.42
AFFO per share	$0.59	$0.52	$1.64	$1.44

Net income available to common shareholders for the three months ended September 30, 2015, which was positively impacted by a $20.2 million gain on the sale of four outlet centers, was $43.6 million, or $0.46 per share, as compared to $22.5 million, or $0.24 per share, for the three months ended September 30, 2014. Net income available to common shareholders for the nine months ended September 30, 2015, which was positively impacted by a $33.9 million gain on the sale of four outlet centers and the company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture, was $101.9 million, or $1.08 per share, as compared to $55.1 million, or $0.59 per share, for the nine months ended September 30, 2014.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Highlights for the Quarter

•	Same center net operating income increased 3.3% for the third quarter of 2015, compared to 1.4% for the the third quarter of 2014

•
Blended average base rental rates on space renewed and released increased 24.6% throughout the consolidated portfolio during the first nine months of 2015, compared to 24.2% for the first nine months of 2014

•	Period-end consolidated portfolio occupancy rate of 97.2% as of September 30, 2015, up 40 basis points from 96.8% as of June 30, 2015

•	Average tenant sales for the consolidated portfolio increased 1% to $394 per square foot for the rolling twelve months ended September 30, 2015

•	Debt-to-total market capitalization ratio of 32% as of September 30, 2015, compared to 31% as of September 30, 2014

•	Interest coverage ratio of 4.68 times for the third quarter of 2015, compared to 4.40 for the three months ended September 30, 2014

•	Opened a new Tanger Outlet Center in the Grand Rapids, Michigan market on July 31, 2015

•	Completed the sale of 4 outlet centers on September 30, 2015 and one outlet center on October 5, 2015, all of which are excluded from current year consolidated portfolio operating metrics

•	On October 27, 2015, elected David B. Henry to Board of Directors effective January 1, 2016

Core Portfolio Drives Operating Results
During the nine months ended September 30, 2015, Tanger executed 357 leases totaling 1,562,000 square feet throughout its consolidated portfolio with a 24.6% increase in average base rental rates, compared to a 24.2% increase for the nine months ended September 30, 2014. Lease renewals accounted for 1,132,000 square feet, which generated a 21.8% increase in average base rental rates, compared to an 18.2% increase for the nine months ended September 30, 2014. Leases renewed represent 75% of the space scheduled to expire in 2015. Re-tenanted space accounted for the remaining 430,000 square feet, with an increase in average base rental rates of 31.1%, compared to a 36.0% increase for the nine months ended September 30, 2014.

Consolidated portfolio same center net operating income for the three months ended September 30, 2015, increased 3.3%, compared to a 1.4% increase for the three months ended September 30, 2014. For the nine months ended September 30, 2015, consolidated portfolio same center net operating income increased 3.9%, compared to a 2.6% increase for the nine months ended September 30, 2014. Same center net operating income excludes lease termination fees of $1.6 million and $4.4 million for the three months and nine months ended September 30, 2015, respectively. Consolidated portfolio average tenant sales for the twelve months ended September 30, 2015 increased approximately 1% to $394 per square foot. Sales are based on reports by retailers leasing outlet center stores for the trailing twelve months for tenants which have occupied such stores for a minimum of twelve months. In order to be more comparable to other retail REITs, sales per square foot are now based on all reporting tenants less than 20,000 square feet in size.

As of September 30, 2015, the company's consolidated portfolio was 97.2% occupied, up 40 basis points from 96.8% as of June 30, 2015, but down slightly from 97.7% as of September 30, 2014, due primarily to bankruptcy-related and brand-wide store closings that occurred during the second half of 2014 and the first nine months of 2015. Management believes the vacancy provides Tanger an exceptional opportunity to upgrade its tenant mix and mark rents to market.

Investment Activities Provide Potential Future Growth
In 2015, Tanger expects to deliver four new Tanger Outlet Centers totaling 1.4 million square feet, which represents approximately a 10% expansion based on the company's footprint at the beginning of the year. These projects represent a total investment of $386.5 million and are currently expected to generate a weighted average stabilized yield of approximately 10%. Tanger's net equity requirement is expected to be approximately $153.5 million, substantially all of which had been funded as of September 30, 2015.
Following the April 16, 2015 opening of Tanger Outlets Savannah, and the May 21, 2015 opening of Tanger Outlets at Foxwoods, the company opened its newest Tanger Outlet Center on July 31, 2015 in the Grand Rapids, Michigan market. The 351,000 square foot center, which features local architectural details and 80 brand name and designer outlets, was 93% occupied as of September 30, 2015. Record shopper turnout for the opening required the company to utilize nearby off-site overflow parking lots to accommodate the high volume of shopper traffic.
Construction of two additional Tanger Outlet Centers is ongoing. Grand opening festivities are scheduled for November 20, 2015 in the Memphis, Tennessee market in Southaven, Mississippi. Tanger currently expects to complete construction in the Columbus, Ohio market in time to open during the second quarter of 2016. In addition, the company has a pipeline of other development opportunities for which pre-development activities are ongoing.
Asset Recycling Activity Strengthens Portfolio
On September 30, 2015, the company closed on the sale of four outlet centers, which are located in Kittery, Maine (two centers); Tuscola, Illinois; and West Branch, Michigan, for $44.0 million, recognizing a gain of $20.2 million. On October 5, 2015, Tanger closed on the sale of a 171,000 square foot outlet center located in Barstow, California for $106.7 million. The company expects to recognize a gain of approximately $86.4 million on the transaction in the fourth quarter of 2015.
These centers had an average age of approximately 24 years, compared to Tanger's remaining portfolio average of 16 years. Because of the potential upcoming capital expenditures necessary to enhance these centers, as well as changes within each market, the company no longer felt these assets could produce the growth in long-term internal cash flow and tenant sales that Tanger expects within its core portfolio. While the Barstow center was performing at a very high level, the company believes it was an outlier in its portfolio given its relatively small size and exceptionally high reliance on foreign tourism.
Currently, the company estimates the total combined tax gains related to the sale of these five assets and the sale of its ownership interest in the Wisconsin Dells joint venture earlier in 2015 to be approximately $90 million to $100 million. The company continues to analyze the most efficient use of the net sales proceeds from the recent asset sales which have been placed with a third party qualified intermediary to potentially facilitate future reinvestment in a tax efficient manner.  Tanger currently expects it may be able to defer approximately 80% - 90% of the estimated gains.  However, the actual amount of gain deferred, if any, is dependent on a number of factors, some of which the company does not control. Any proceeds not deferred are expected to be used for the payment of a special dividend, if required, with the balance used to pay down the company's outstanding debt balances.
Tanger Elects New Board Member
At its meeting on October 27, 2015, the company's Board of Directors elected Mr. David B. Henry to serve as an independent director effective January 1, 2016. Mr. Henry has more than 35 years of experience in the real estate industry, and is currently serving as Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation, until his retirement which becomes effective January 1, 2016. He joined Kimco in April 2001 and prior to his current role, served in various other executive capacities including President and Chief Investment

Officer. Previously, Mr. Henry spent 23 years with G.E. Capital Real Estate, the last five of which he served as Senior Vice President and Chief Investment Officer.

FFO Per Share Guidance for 2015
Management currently believes its net income available to common shareholders and funds from operations for 2015 will be as follows:

For the year ended December 31, 2015:
	Low Range	High Range
Estimated diluted net income per share	$2.19	$2.23
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
and gains on sale of real estate and interests in unconsolidated entities	(0.03)	(0.03)
Estimated diluted FFO per share	$2.16	$2.20

Tanger's guidance reflects average general and administrative expense of approximately $11.5 million to $12.0 million per quarter and same center net operating income growth of 3.5% to 4.0%. The components of the change in the company's FFO guidance since the previous quarter include a $0.02 per share increase related to stronger than expected operations and termination fees during the third quarter of 2015 compared to the company's previous forecast, offset by a $0.03 per share decrease related to fourth quarter 2015 dilution associated with the recent sale of five outlet centers.

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 28, 2015, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699255 to be connected to the Tanger Factory Outlet Centers Third Quarter 2015 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site by clicking the Investor Relations link at www.tangeroutlets.com. A telephone replay of the call will be available from October 28, 2015 at 1:00 p.m. through November 11, 2015 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 34699255. An online archive of the broadcast will also be available through November 11, 2015.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT that, as of October 27, 2015, operates and owns, or has an ownership interest in, a portfolio of 42 upscale outlet shopping centers in 21 states coast to coast and in Canada, totaling approximately 14.2 million square feet leased to over 3,000 stores operated by more than 470 different brand name companies. With more than 30 years experience in the outlet industry and 2 additional centers currently under construction, Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is headquartered in Greensboro, North Carolina. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2015. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income and FFO per share, same center net operating income, general and administrative expenses, and the dilutive impact from sales of certain properties and equity interests in unconsolidated joint ventures; improvement in the overall quality and growth profile of the portfolio; plans for new developments, expansions, and dispositions; the projected openings of proposed developments; total costs and equity requirements to complete construction of new outlet centers and the expected average stabilized yield; tenant demand for space; the renewal and re-tenanting of space and the expected timing of rent commencement for executed leases; leasable space expected to be recaptured and the opportunity to upgrade tenant mix and rental rates for such space; the use of proceeds from the property sales, the company's ability to invest the proceeds in a tax efficient manner, the amount of taxable gains associated with asset sales, and the amount of such gains that can be deferred; expected growth in longer-term cash flow and tenant sales in the core portfolio; potential future dividends; tenant sales and sales trends as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES
Base rentals (a)	$75,841	$69,612	$215,799	$204,748
Percentage rentals	2,625	2,634	6,896	6,632
Expense reimbursements	30,542	29,463	93,815	90,457
Management, leasing and other services	1,253	1,225	4,263	2,548
Other income	2,645	2,255	5,795	5,799
Total revenues	112,906	105,189	326,568	310,184
EXPENSES
Property operating	36,231	32,798	108,921	102,454
General and administrative	11,514	11,334	34,431	32,817
Acquisition costs (b)	—	—	—	7
Abandoned pre-development costs (c)	—	—	—	1,596
Depreciation and amortization	28,785	25,774	77,046	77,034
Total expenses	76,530	69,906	220,398	213,908
Operating income	36,376	35,283	106,170	96,276

OTHER INCOME/(EXPENSE)
Interest expense	(13,933)	(13,902)	(40,110)	(43,404)
Gain on sale of assets and interests in unconsolidated entities	20,215	—	33,941	—
Other nonoperating income (expense)	89	437	(98)	560
Income before equity in earnings of unconsolidated joint ventures	42,747	21,818	99,903	53,432
Equity in earnings of unconsolidated joint ventures	3,713	2,479	8,302	6,200
Net income	46,460	24,297	108,205	59,632
Noncontrolling interests in Operating Partnership	(2,364)	(1,252)	(5,532)	(3,083)
Noncontrolling interests in other consolidated partnerships	(21)	(42)	395	(80)
Net income attributable to Tanger Factory Outlet Centers, Inc.	44,075	23,003	103,068	56,469
Allocation of earnings to participating securities	(494)	(481)	(1,210)	(1,391)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$43,581	$22,522	$101,858	$55,078

Basic earnings per common share:
Net income	$0.46	$0.24	$1.08	$0.59

Diluted earnings per common share:
Net income	$0.46	$0.24	$1.08	$0.59

a.	Includes straight-line rent and market rent adjustments of $1,213 and $1,043 for the three months ended and $2,959 and $3,118 for the nine months ended September 30, 2015 and 2014, respectively.

b.	Represents potential acquisition related expenses incurred during the periods presented.

c.	Represents costs related to pre-development projects no longer considered probable.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Rental property
Land	$225,306	$217,994
Buildings, improvements and fixtures	2,173,499	1,947,083
Construction in progress	63,445	98,526
	2,462,250	2,263,603
Accumulated depreciation	(727,921)	(662,236)
Total rental property, net	1,734,329	1,601,367
Cash and cash equivalents	20,661	16,875
Restricted cash (a)	42,904	—
Rental property held for sale (b)	19,286	46,005
Investments in unconsolidated joint ventures	197,964	208,050
Deferred lease costs and other intangibles, net	130,390	140,883
Deferred debt origination costs, net	10,688	12,126
Prepaids and other assets	74,577	72,354
Total assets	$2,230,799	$2,097,660

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,919 and $6,426, respectively)	$794,080	$793,574
Unsecured term loans (net of discount of $122 and $241, respectively)	267,378	267,259
Mortgages payable (including premiums of $2,469 and $3,031, respectively)	281,966	271,361
Unsecured lines of credit	195,800	111,000
Total debt	1,539,224	1,443,194
Accounts payable and accrued expenses	90,506	69,558
Deferred financing obligation	28,388	28,388
Other liabilities	31,405	32,634
Total liabilities	1,689,523	1,573,774
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,843,493 and 95,509,781 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	958	955
Paid in capital	802,638	791,566
Accumulated distributions in excess of net income	(256,180)	(281,679)
Accumulated other comprehensive loss	(33,943)	(14,023)
Equity attributable to Tanger Factory Outlet Centers, Inc.	513,473	496,819
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	27,207	26,417
Noncontrolling interests in other consolidated partnerships	596	650
Total equity	541,276	523,886
Total liabilities and equity	$2,230,799	$2,097,660

a.	Represents net proceeds from the sale of four properties being held by a qualified intermediary.

b.	The September 30, 2015 balance represents the outlet center in Barstow, California, which was sold on October 5, 2015.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
FUNDS FROM OPERATIONS (a)
Net income	$46,460	$24,297	$108,205	$59,632
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	28,428	25,425	75,984	75,909
Depreciation and amortization of real estate assets - unconsolidated joint ventures	5,411	3,040	14,525	8,048
Gain on sale of assets and interests in unconsolidated entities	(20,215)	—	(33,941)	—
Funds from operations (FFO)	60,084	52,762	164,773	143,589
FFO attributable to noncontrolling interests in other consolidated partnerships	(45)	(62)	325	(139)
Allocation of earnings to participating securities (b)	(640)	(1,045)	(1,783)	(2,858)
Funds from operations available to common shareholders	$59,399	$51,655	$163,315	$140,592
Funds from operations available to common shareholders per share - diluted	$0.59	$0.52	$1.64	$1.42

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	94,746	93,834	94,675	93,741
Effect of notional units	—	—	—	—
Effect of outstanding options and restricted common shares	53	67	62	70
Diluted weighted average common shares (for earnings per share computations)	94,799	93,901	94,737	93,811
Exchangeable operating partnership units (c)	5,078	5,102	5,078	5,119
Diluted weighted average common shares (for funds from operations per share computations)	99,877	99,003	99,815	98,930

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,568	11,547	11,568	11,547
Partially owned - unconsolidated	2,750	1,379	2,750	1,379

Outlet centers in operation at end of period -
Consolidated	34	37	34	37
Partially owned - unconsolidated	9	6	9	6

States operated in at end of period (d)	21	24	21	24
Occupancy at end of period (d)	97.2%	97.7%	97.2%	97.7%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vested on December 31, 2014. The restricted common shares were considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.